Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

July 15, 2014

NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, New York 10022

NorthStar Realty Finance Corp.
Qualification as a Real Estate Investment Trust

Ladies and Gentlemen:
We have acted as special tax counsel to NorthStar Realty Finance Corp., a Maryland corporation (the “Company”), in connection with the preparation of post-effective amendment no. 1 to a registration statement on Form S-3 (File No. 333-190532) (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission (the “SEC”), with respect to the issuance from time to time of shares of common stock, par value $0.01 per share, of the Company (the “Common Shares”) upon the exchange of the 5.375% Exchangeable Senior Notes Due 2033 initially issued by NorthStar Realty Finance Limited Partnership, a Delaware limited partnership (which was merged out of existence on June 30, 2014), for Common Shares and the sale of such Common Shares pursuant to a prospectus files as part of the Registration Statement (the “Prospectus”). You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined the following:
1.    the Company’s Articles of Amendment and Restatement, filed with the Maryland Department of Assessment and Taxation on June 27, 2014;
2.    the Registration Statement and the Prospectus;
3.    the taxable REIT subsidiary (“TRS”) elections for N-Star Real Estate CDO I, Ltd., NS Servicing LLC (revoked effective as of April 1, 2011), 490 Post TRS, LLC, Seawall 2006-4A,

NorthStar Realty Finance Corp.
July 15, 2014

Ltd., Abacus 2006-NS2, Ltd., MC Funding Ltd., NRFC Montevina Holding Corp., NRF-MC Management Holding Corp., NRF-Reindeer Ltd., NRFC Luxembourg Holdings I S.a.r.l., CIT CLO I, Ltd., MC Funding 2007-1, Ltd., MC Funding USTRS LLC, NorthStar Real Estate Securities Opportunity Fund GP, Ltd., Westchester CLO, Ltd., MC Funding USTRS II, LLC, MC Funding 2007-2 Ltd., Monroe Capital Funding II, Ltd., N-Star Real Estate CDO VII, Ltd., G/NRF Holdings Ltd., Midwest Care Holdco TRS I LLC, NorthStar Landco LLC, N-Star Real Estate CDO II, Ltd., N-Star Real Estate CDO V, Ltd., N-Star Real Estate CDO IX, Ltd., NRF Capital Markets LLC, NRFC HRH Holdings LLC, NS Servicing II LLC, NS Real Estate Income Trust Advisors Holding LLC, NRFC SBK Holdings LLC, NRFC Henry Holdings, LLC, NRF Corporate Holdco Ltd., Bayshore West Homes, LLC, NRFC PE Fund Investor II, LLC, NRFC PE Fund Investor IV, LLC, NRFC PE Fund Investor V, LLC, Bayshore AHP Homes, LLC, Project Shore Investors II, LLC, NorthStar MP OPCO JV, LLC, NS Real Estate Advisor Holdings II, LLC, HC Income Advisors Holding-T, LLC, Tristate Realty Investor-T, LLC, Bayshore AMC Homes, LLC, WGC OP Holdings-T CAM2, LLC, Platform Member Holdings-T CAM2, LLC, 3CPI-T CAM2, LLC, PE Investments-T CAM2, LLC, and Castleblack-T CAM2, LLC (collectively, the “NRF TRSs”);
4.    the opinion of Kramer Levin Naftalis & Frankel LLP, dated as of June 30, 2014, upon which we are allowed to rely, addressing, among other matters, the federal income tax consequences of (i) the distribution of the common stock of NorthStar Asset Management Group, Inc., a Delaware corporation, by the Company to the holders of its common stock and (ii) the merger of NorthStar Realty Finance Corp., a Maryland corporation and the former indirect parent of the Company (“Old NorthStar”), with and into the Company; and
5.    such other documents as we have deemed necessary or appropriate for purposes of this opinion.
In connection with the opinions rendered below, we have assumed, with your consent, that:
1.    each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;
2.    during its taxable years ending December 31, 2014, and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;
3.    the Company will not make any amendments to its organizational documents or the organizational documents of the NRF TRSs after the date of this opinion that would affect its qualification as a REIT for any taxable year; and

NorthStar Realty Finance Corp.
July 15, 2014

4.    no action will be taken by the Company or the NRF TRSs after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations in a material way.
Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussion in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” (which is incorporated herein by reference), and without further investigation, we are of the opinion that:
(a)    the Company and Old NorthStar qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for their taxable years ended December 31, 2010 through December 31, 2013 and, in the case of Old NorthStar, its short taxable year ended June 30, 2014, and the Company’s organization and current and proposed methods of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2014, and in the future; and
(b)     the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” are correct in all material respects.
We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations will satisfy the requirements for qualification and taxation as a REIT in any given period. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificate.
The foregoing opinions are based on current provisions of the Code, the Treasury regulations (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.
The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or

NorthStar Realty Finance Corp.
July 15, 2014

to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as described in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Federal Income Tax Consequences of our Status as a REIT” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton & Williams LLP